Exhibit 99.1

Contact: Whirlpool Corporation

Media: Christopher Wyse, 269/923-3417

Christopher.Wyse@Whirlpool.com

Financial: Larry Venturelli, 269/923-4678

Larry.Venturelli@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS

2005 THIRD-QUARTER RESULTS

SALES INCREASE TO RECORD LEVEL

Strong Operating Actions Mitigate Material and Oil-Related Costs

BENTON HARBOR, MICH., OCTOBER 20, 2005—Whirlpool Corporation (NYSE: WHR) today announced third quarter 2005 net earnings of $114 million, or $1.66 per diluted share, compared to $101 million, or $1.50 per diluted share, in the same period last year.

Net sales of $3.6 billion increased 9 percent from last year and represented a third-quarter record. Excluding currency translations, net sales increased by approximately 6 percent.

“Our third quarter operating profit, which included approximately $110 million of higher material and oil-related costs, improved versus last year. The combination of actions we began implementing last year to address the significantly higher material and oil-related cost environment have proven to be effective,” said Jeff M. Fettig, Whirlpool’s chairman, president and chief executive officer. “These actions included driving higher levels of controllable productivity, leveraging our global operating platform, reducing non-product related spending, accelerating the rate of innovation to the market and implementing cost-based price adjustments.”

Results for the company’s third quarter in comparison to last year were negatively impacted by higher material and-oil related costs, incentive compensation expense, unfavorable currency and increased restructuring costs. The impact from global cost-based price adjustments, productivity improvements and cost-control initiatives all helped offset these higher costs.

The company’s results included two non-recurring items. Interest and sundry income included a $9 million gain from the sale of a business, and operating income was reduced by approximately $6 million from a fire at a major distribution center in the U.K.

“We entered this year faced with a continuation of the significant material and oil-related cost increases that began during 2004. Actions we began implementing during the second half of last year were expected to return our operations to delivering year-over-year earnings improvement during the third quarter of this year, and we are on track with these plans,” added Fettig. “We are pleased with the strategic and operational progress our company has made during this period of unprecedented cost increases.”

Cash provided by operating activities for the first nine months of 2005 was $269 million compared to $305 million last year. The level of working capital increased versus last year as planned, but declined as a percentage of sales due to strong inventory and accounts receivable management.

On a year-to-date basis, sales increased to a record $10.4 billion, up 8 percent from the prior-year period. Excluding currency translations, sales increased approximately 5 percent. Net earnings of $296 million declined 4 percent, primarily attributable to higher material and oil-related costs of approximately $480 million.

RECENT MILESTONES

•	Washer production began in a new factory in Monterrey, Mexico, and product is now being sold in the U.S.

•	Whirlpool Europe inaugurated a new cooking factory in Wroclaw, Poland.

•	DSG International (formerly Dixons), one of Europe’s largest electronics and appliance retailers, signed a four-year agreement making Whirlpool Europe a “Focus Supplier” – a partnership expected to deliver accelerated growth opportunities.

•	KitchenAid products were launched at Best Buy stores across the U.S.

•	Whirlpool Corporation was the recipient of the 2005 American Business Ethics Award, presented annually by the Society of Financial Service Professionals. The Society, an organization of 20,000 members who are the top credentialed financial advisers in the nation, established the award in 1994 to honor companies that exemplify high standards of ethical behavior in their everyday business conduct.

•	Whirlpool Corporation announced that it is donating up to $1 million in cash, products and services to Hurricane Katrina relief efforts. In addition, Whirlpool, which donates a range and refrigerator to every Habitat for Humanity home, is working with Habitat to build new housing in some of the hardest hit areas.

•	Multibrás was acknowledged for the ninth consecutive year as one of “The Best Companies to Work For” in Brazil by Guia Exame/Você S.A. The organization also was recognized as one of “The Best Companies to Work For in Latin America” for the second year in a row.

NEW INNOVATIONS

•	In the U.S., a new line of Whirlpool Gold built-in cooking products that feature European design and advanced technologies to enhance speed cooking was introduced.

•	KitchenAid launched a new line of dishwashers, featuring redesigned interior performance packages, such as the ProScrub option, removable Culinary Tool Rack and the Optimum Wash Sensor technology. KitchenAid also successfully launched the newest addition to its line of refrigerators – a double drawer refrigerator that can be installed virtually anywhere.

•	In Brazil, the Brastemp brand introduced:
–	The Inverse Refrigerator, featuring inverted freezer and refrigerator compartments.
–	The 6th Sense Bell-Shaped Hood, featuring an exclusive sensor, which automatically activates the unit when smoke or odors are detected.
–	The 6th Sense Brastemp dishwasher, which automatically adjusts the cycle timing, water cycle and temperature according to the amount of soil detected by the internal sensor, saving water and power.
–	The Brastemp Pla – a new line of Personal Lifestyle Appliances, including limited edition mini-refrigerators with detachable front panels designed by well-known Brazilian stylists. The new line was launched during the 10th annual São Paulo Fashion Week.

THIRD QUARTER REGIONAL REVIEW

Whirlpool North America delivered record third-quarter unit shipments, revenue and operating profit. Revenue increased 10 percent to $2.3 billion during the quarter and was positively impacted by continued strong consumer demand for the company’s branded product innovation. The company’s U.S. unit shipments of major appliances (T-7) exceeded industry levels, which were up 3.6 percent.

Operating profit increased 14 percent, as higher material and oil-related costs were mitigated by the combination of cost-based price adjustments, manufacturing productivity gains and strong cost controls.

Based on current economic conditions, the company continues to expect full-year U.S. industry unit shipments in 2005 to increase by approximately 1-to-2 percent.

Whirlpool Europe reported record third quarter unit shipments and revenue. Sales of $811 million rose 4 percent from the prior-year period. Excluding currency translations, sales increased approximately 3 percent. Strong Whirlpool brand performance and positive momentum in the company’s built-in business contributed to year-over-year unit volume improvement. Industry demand was estimated to be flat during the quarter.

Operating profit of $48 million was flat compared to last year. Overall results reflect strong productivity improvements and lower general and administrative expense as a percentage of sales. Higher raw material costs and a distribution center fire during the quarter negatively impacted results.

Based on current economic conditions, the company expects full-year industry unit shipments in 2005 to be flat-to-down 1 percent.

Whirlpool Latin America’s sales of $446 million increased 5 percent from the prior-year period. Excluding currency translations, sales declined approximately 11 percent as appliance industry unit shipments declined 17 percent during the quarter.

Operating profit declined 11 percent to $15 million. Lower volume, higher raw material costs and unfavorable currency more than offset cost-based price adjustments, productivity improvements and aggressive cost reductions.

Based on the current consumer interest-rate environment and macro-economic conditions in Brazil, the company anticipates flat industry unit shipments during 2005.

Whirlpool Asia’s sales increased 18 percent from last year’s third quarter, primarily due to industry growth and new product introductions. Excluding currency translations, sales increased approximately 13 percent. Operating profit increased 52 percent from the prior-year period as higher unit volume, favorable product mix, the absence of last year’s trade management initiative in India and cost-based price adjustments helped offset higher material costs.

Based on current economic conditions, the company continues to expect full-year industry unit shipments to increase 3-to-5 percent.

Outlook

“We expect continued positive year-over-year earnings expansion during the fourth quarter,” said Fettig. “Our positive sales momentum, strong demand for our branded product innovation, productivity initiatives and strong cost controls are expected to offset the unfavorable material and oil-related cost environment.

“As a result, our full year earnings-per-share guidance remains $5.90-to-$6.10 per diluted share, with free cash flow forecasted to be in the $250-to-$300 million range. We continue to expect full-year material and oil-related costs to be at the high end of our $500-to-$550 million range.”

Maytag

On September 29, 2005, Whirlpool filed a registration statement on Form S-4 with the Securities and Exchange Commission with respect to the Whirlpool common stock to be issued as part of the consideration for the proposed merger with Maytag Corporation. On October 6, 2005, Whirlpool announced that the Antitrust Division of the Department of Justice had issued a request for additional information regarding the proposed merger. Such a request is typical in transactions of this nature. Whirlpool and Maytag are working closely with the Department of Justice and cooperating fully with its investigation and will respond promptly to its requests.

“We remain on track with our acquisition plans and continue to believe that the combination will create substantial benefits for consumers, trade customers and our shareholders,” said Fettig. “This transaction will translate into better products, quality and service, as well as other efficiencies that will allow us to offer a more competitive, wider range of products to a much broader consumer base.”

The table below reconciles cash provided by operating activities determined in accordance with accounting principles generally accepted in the United States (GAAP) to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by operating activities after capital expenditures, proceeds from the sale of business/assets and dividends paid. The following is a reconciliation of the most comparable GAAP measure to free cash flow.

(millions of dollars)
	Nine Months Ended Sept. 30 2005	Nine Months Ended Sept. 30 2004	Full Year 2005 Projection (1)
Cash provided by operating activities	$269	$305	$862
Capital expenditures	(295)	(222)	(520)–(570)
Proceeds from sale of business/ assets	70	30	70
Dividends paid	(86)	(87)	(112)

Free cash flow	($42)	$26	$250–$300

Note (1): Amounts for full year 2005 included in the table above are projections. Such projections are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company and significant economic, competitive and other uncertainties and contingencies.

Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com. At 1:00 p.m. (EDT) Thursday, October 20, 2005, the company will host a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

*T-7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Corporation is a global manufacturer and marketer of major home appliances, with annual sales of over $13 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com

Whirlpool Additional information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, statements regarding expected earnings per share, cash flow, and material and oil-related costs for the full year 2005, as well as expectations as to the closing of the proposed merger with Maytag Corporation. Many risks and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 17% of Whirlpool’s 2004 consolidated net sales of $13 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (4) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (5) fluctuations in the cost of key materials (including steel, oil, plastic resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (6) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (7) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (8) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (9) potential exposure to product liability claims, including the outcome of Whirlpool’s previously-announced investigation of a supplier-related quality and potential product safety problem that may affect up to 3.5 million appliances manufactured between 2000 and 2002; (10) the impact of labor relations; (11) Whirlpool’s ability to obtain and protect intellectual property rights; (12) the ability of Whirlpool to manage foreign currency and its effective tax rate; (13) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters, including possible effects of recent U.S. hurricanes, or terrorist activities; and (14) risks associated with operations outside the U.S. Other such factors relate to Whirlpool’s pending merger with Maytag Corporation, including (1) the ability of Whirlpool and Maytag to satisfy the conditions to closing (including Maytag shareholder approval and regulatory approval); (2) the effect on Maytag’s business of the pending transaction; and (3) in the event the merger is completed, Whirlpool’s ability to integrate the business of Maytag on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs.

Additional Information Relating to the Proposed Merger with Maytag Corporation and Where to Find It

Whirlpool has filed with the Securities and Exchange Commission a registration statement on Form S-4 (File no. 333-128686), containing a preliminary prospectus/proxy statement in connection with the proposed merger with Maytag Corporation. Investors are urged to read the Form S-4 preliminary prospectus/proxy statement and any other relevant documents filed or to be filed by Whirlpool or Maytag, including the definitive prospectus/proxy statement when available, because they contain or will contain important information. The Form S-4 and other documents filed by Whirlpool and Maytag with the SEC are available free of charge at the SEC’s website (http://www.sec.gov) or from Whirlpool by directing a request to Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692, Attention: Larry Venturelli, Vice President, Investor Relations. Neither this communication nor the preliminary prospectus/proxy statement constitutes an offer to sell, or the solicitation of an offer to buy, Whirlpool common stock in any jurisdiction outside the United States where such offer or issuance would be prohibited; any such offer or sale will only be made in accordance with the applicable laws of such jurisdiction.

Whirlpool, Maytag and their respective directors, executive officers, and other employees may be deemed to be participating in the solicitation of proxies from Maytag stockholders in connection with the approval of the proposed transaction. Information about Whirlpool’s directors and executive officers is available in Whirlpool’s proxy statement, dated March 18, 2005, for its 2005 annual meeting of stockholders. Information about Maytag’s directors and executive officers is available in Maytag’s proxy statement, dated April 4, 2005, for its 2005 annual meeting of stockholders. Additional information about the interests of such participants is included in the Form S-4 and preliminary prospectus/proxy statement referred to above.

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WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE PERIODS ENDED SEPTEMBER 30

(millions of dollars except per share data)

	Three Months Ended		Nine Months Ended
	2005	2004	2005	2004
Net sales	$3,599	$3,318	$10,363	$9,588

EXPENSES:
Cost of products sold	2,831	2,604	8,175	7,462
Selling, general and administrative	554	526	1,588	1,525
Restructuring costs	12	5	26	6

	3,397	3,135	9,789	8,993

OPERATING PROFIT	202	183	574	595

OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	1	(2)	(29)	(17)
Interest expense	(32)	(32)	(101)	(95)

EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS	171	149	444	483
Income taxes	56	48	142	171

EARNINGS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	115	101	302	312
Equity in earnings (loss) of affiliated companies	—	—	1	(3)
Minority interests	(1)	—	(7)	—

NET EARNINGS	$114	$101	$296	$309

Per share of common stock:
Basic net earnings	$1.70	$1.53	$4.42	$4.56

Diluted net earnings	$1.66	$1.50	$4.35	$4.46

Dividends declared	$.43	$.43	$1.29	$1.29

Weighted-average shares outstanding (millions):
Basic	67.0	66.4	66.9	67.7
Diluted	68.3	67.6	68.1	69.3

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(millions of dollars)

	(Unaudited) September 30 2005	December 31 2004
ASSETS

CURRENT ASSETS
Cash and equivalents	$228	$243
Trade receivables, less allowances (2005: $95; 2004: $107)	2,065	2,032
Inventories	1,758	1,701
Prepaid expenses	81	74
Deferred income taxes	152	189
Other current assets	343	275

Total Current Assets	4,627	4,514

OTHER ASSETS
Investment in affiliated companies	28	16
Goodwill, net	168	168
Other intangibles, net	103	108
Deferred income taxes	326	323
Prepaid pension costs	343	329
Other assets	208	140

	1,176	1,084

PROPERTY, PLANT AND EQUIPMENT
Land	84	91
Buildings	1,064	1,073
Machinery and equipment	5,987	5,933
Accumulated depreciation	(4,669)	(4,514)

	2,466	2,583

Total Assets	$8,269	$8,181

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$287	$244
Accounts payable	2,108	2,297
Employee compensation	305	300
Deferred income taxes	47	57
Accrued expenses	849	811
Restructuring costs	14	13
Income taxes	86	110
Other current liabilities	130	146
Current maturities of long-term debt	368	7

Total Current Liabilities	4,194	3,985

OTHER LIABILITIES
Deferred income taxes	212	240
Pension benefits	394	367
Postemployment benefits	509	499
Other liabilities	224	256
Long-term debt	746	1,160

	2,085	2,522

MINORITY INTERESTS	97	68

STOCKHOLDERS’ EQUITY
Common stock, $1 par value:	91	90
Shares authorized - 250 million
Shares issued - 91 million (2005); 90 million (2004)
Shares outstanding - 67 million (2005); 67 million (2004)
Paid-in capital	812	737
Retained earnings	2,806	2,596
Accumulated other comprehensive income (loss)	(566)	(601)
Treasury stock - 24 million (2005); 23 million (2004)	(1,250)	(1,216)

Total Stockholders’ Equity	1,893	1,606

Total Liabilities and Stockholders’ Equity	$8,269	$8,181

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30

(millions of dollars)

	2005	2004
OPERATING ACTIVITIES
Net earnings	$296	$309
Adjustments to reconcile net earnings to net cash flows (used in) provided by operating activities:
(Gain) loss on disposition of assets	(10)	2
Gain on disposition of business	(9)	—
Depreciation and amortization	334	336
Changes in assets and liabilities:
Trade receivables	(121)	(142)
Inventories	(102)	(344)
Accounts payable	(152)	140
Restructuring charges, net of cash paid	3	(25)
Taxes deferred and payable, net	(22)	47
Accrued pension	30	(1)
Other - net	22	(17)

Cash Provided By Operating Activities	$269	$305

INVESTING ACTIVITIES
Capital expenditures	$(295)	$(222)
Proceeds from sale of assets	22	30
Proceeds from sale of business	48	—
Acquisition of business	(45)	(2)

Cash Used In Investing Activities	$(270)	$(194)

FINANCING ACTIVITIES
Proceeds of short-term borrowings, net	$30	$149
Repayments of long-term debt	(7)	(13)
Dividends paid	(86)	(87)
Purchase of treasury stock	(34)	(251)
Common stock issued under stock plans	68	55
Other	17	7

Cash Used For Financing Activities	$(12)	$(140)

Effect of Exchange Rate Changes on Cash and Equivalents	$(2)	$(1)

Decrease in Cash and Equivalents	$(15)	$(30)
Cash and Equivalents at Beginning of Period	243	249

Cash and Equivalents at End of Period	$228	$219